Exhibit 5.1
[Letterhead of Hogan & Hartson L.L.P.]
March 30, 2006
Board of Directors
MGI PHARMA, INC.
5775 West Old Shakopee Road, Suite 100
Bloomington, Minnesota 55437-3174
Ladies and Gentlemen:
     We are acting as counsel to MGI PHARMA, INC., a Minnesota corporation (the “Company”), in connection with its registration statement on Form S-8 (the “Registration Statement”), filed with the Securities and Exchange Commission on the date hereof relating to the proposed public offering of up to 818,349 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), issuable under the Company’s 2002-A Stock Incentive Plan (the “Incentive Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Second Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the State of the State of Minnesota on March 28, 2006 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	A Certificate of Good Standing of the Company, issued by the Secretary of the State of the State of Minnesota on March 28, 2006.

4.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

5.	A copy of the Incentive Plan as adopted by the Board of Directors of the Company and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

MGI PHARMA, INC.
March 30, 2006

6.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on March 28, 2006, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, (i) the authorization of the Registration Statement, (ii) the ratification of the assumption of the Incentive Plan and (iii) the reservation for issuance of the Shares and arrangements in connection therewith.

7.	A certificate of the Secretary of the Company, dated as of the date hereof.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Minnesota Business Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.
     Based upon, subject to and limited by the foregoing, we are of the opinion that following effectiveness of the Registration Statement, the Shares, when issued and delivered against payment therefor in accordance with the provisions of the Incentive Plan and any form of agreement issued pursuant thereto, will be validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ HOGAN & HARTSON L.L.P.
HOGAN & HARTSON L.L.P.